EXHIBIT 99.1
Contact: Brainerd Communicators, Inc.
Jennifer Gery (media)
Mike Smargiassi/Ashley Zandy (investors)
212.986.6667
investor.relations@glenayre.com
Glenayre Announces Third Quarter 2006 Results
NEW YORK – November 7, 2006 – Glenayre Technologies, Inc. (NASDAQ: GEMS), a global provider of entertainment products and services through Entertainment Distribution Company, LLC (“EDC”) and messaging solutions through Glenayre Messaging, today reported third quarter financial results for the quarter ending September 30, 2006.
Highlights:
•	Consolidated revenue of $97.3 million for the third quarter of 2006 compared to $96.9 million in 2005.

•	Consolidated net income for the third quarter of $8.0 million, including an extraordinary gain of $6.9 million as a result of EDC’s Blackburn acquisition and income from discontinued operations of $4.0 million due to the release of international tax provisions.

•	EDC revenue of $85.0 million for the third quarter of 2006 compared to $75.9 million in 2005, an increase of 12%.

•	EDC net loss, before extraordinary gain, of ($0.3) million for the third quarter of 2006 compared to net income of $1.7 million in 2005.

•	EDC EBITDA (as defined below) of $7.5 million for the third quarter of 2006, excluding $746,000 of allocated corporate overhead costs compared to $8.9 million for the same period of 2005, excluding $872,000 of allocated corporate overhead costs.

•	Messaging revenue of $12.3 million for the third quarter of 2006 compared to $21.0 million in 2005, a decrease of 41%.

•	Messaging net loss from continuing operations of ($2.7) million for the third quarter of 2006, compared to net income from continuing operations of $0.9 million in 2005.

•	Messaging EBITDA (as defined below) of ($2.6) million for the third quarter of 2006, excluding $186,000 of allocated corporate overhead costs compared to $1.3 million for the same period in 2005, excluding $202,000 of allocated corporate overhead costs.

•	Included in Messaging’s results for the third quarter of 2006 is $1.3 million of one-time costs relating to the previously announced reorganization that was implemented in August 2006.

•	Consolidated results for the third quarter of 2006 included $317,000 of stock option expense and $517,000 of profits interest amortization expense. Of this, $225,000 of stock option expense is included in Messaging’s results and $92,000 of stock option expense and $517,000 of amortization expense relating to EDC profits interests awarded to management is included in EDC’s results.

•	Included in EDC’s results for the third quarter of 2005 is $139,000 of amortization expense relating to profits interests awarded to management.

•	As of September 30, 2006, the Company had total restricted and unrestricted cash and short-term investments of $88.7 million.
EBITDA, defined as income (loss) from continuing operations before one-time charges, interest, taxes, and depreciation and amortization, is a non-GAAP measure. A reconciliation between results on a GAAP basis and
-continued-

EBITDA results presented above is provided immediately following the Condensed Consolidated Financial Statements.
Glenayre’s Chairman and CEO Clarke Bailey stated, “During the quarter EDC benefited from our recent acquisition of Blackburn which expands our customer base and leverages our relationship with EDC’s largest customer, Universal Music Group. At Messaging we made substantial progress in restoring the business to profitability with the completion of our reorganization plan in August. This plan has significantly lowered our cash operating breakeven point and properly aligned our cost base with our current expectations. Further, we are very pleased with the progress we are making with regard to exploring strategic initiatives for our Messaging business and look forward to providing an update in the near future. We are in advanced discussions with several parties, all of which would make a great home for Messaging.”
Jim Caparro, president and chief executive officer of EDC, said, “Overall EDC’s performance was soft during the quarter as a result of a light release schedule and higher selling, general and administrative costs. However, revenue increased 12% as we benefited from our Blackburn acquisition that is performing in line with our expectations. We expect our administrative costs to decline next year as first year Sarbanes-Oxley and reorganization projects are completed, and we continue to identify operational cost reduction opportunities that will be implemented after the peak season. As a result of the softer market we are now anticipating that EDC’s 2006 EBITDA, including Blackburn, will grow in excess of 10 percent compared to 2005 pro forma results. We believe EDC is well positioned to capitalize on the investments we have made in our business.”
Bruce Bales, president of Glenayre Messaging stated, “We successfully implemented our reorganization plan to right-size the business while continuing to serve existing clients and secure new business opportunities. As a result, we believe Messaging will generate positive cash flow from operations at the new cost level with revenues that exceed the $12 to $13 million range. Further, we currently expect fourth quarter revenue to fall in a range between our new breakeven level and 25% higher than breakeven. While we continue to be impacted by the soft U.S. market and longer customer decision intervals, we are pleased to see healthy growth internationally. With a refocused organization and prudent cost structure in place, we are confident that we can capitalize on both near- and long-term business opportunities that will continue to strengthen our financial performance.”
The Company previously announced that it has retained Jefferies Broadview to assist it in exploring strategic options for its Messaging business. The Company cautions there can be no assurance that the Company will be able to consummate a transaction involving the Messaging business on terms favorable to the Company or at all.
Management will host a conference call to discuss its third quarter 2006 financial results today at 9 a.m. ET. To access the conference call, please dial 973-409-9261 and reference pass code 8018427. A live webcast of the conference call and the presentation slides will also be available on the Company’s corporate Web site, located at www.glenayre.com. A replay of the conference call will be available through Tuesday, November 14, 2006, at midnight ET. The replay can be accessed by dialing 973-341-3080. The pass code for the replay is 8018427.
Additional third quarter financial details and presentation materials may be found on the Company’s Web site using the following link: http://www.glenayre.com/glenayre/investors/quarterly_financials.cfm.

Summary of Third Quarter 2006
For the third quarter of 2006, the Company reported consolidated revenue of $97.3 million compared to $96.9 million for the third quarter of 2005.
EDC’s third quarter 2006 revenue of $85.0 million compares to revenue of $75.9 million for the third quarter of 2005, an increase of 12%. Manufactured unit volumes in the third quarter of 2006 increased approximately 20% over the same quarter last year due primarily to the acquisition of the Blackburn manufacturing operations in July 2006. Approximately 38% of the revenue in the third quarter of 2006 was generated in the U.S. and 62% internationally.
Messaging’s third quarter 2006 revenue of $12.3 million compares to $21.0 million for the third quarter of 2005, a decrease of 41%.
On a consolidated basis, the Company reported a net loss from continuing operations before extraordinary item of ($3.0) million for the third quarter of 2006, or ($0.04) per share, which compares to income from continuing operations of $2.6 million, or $0.04 per share, for the third quarter of 2005. EDC generated a loss from operations before extraordinary item of ($0.3) million for the third quarter of 2006 compared to net income of $1.7 million for the third quarter of 2005, with the decrease due to costs associated with the development of sales and marketing functions, to reorganization activities, Sarbanes-Oxley compliance activities, and lower volumes, offset by the income from the newly acquired Blackburn operations. Messaging generated a net loss from continuing operations of ($2.7) million for the third quarter of 2006 compared to net income of $0.9 million in 2005, with the decrease from the same quarter last year attributed primarily to a lower volume of sales and to one-time costs of $1.3 million related to a reorganization in the third quarter of 2006.
The Company reported income from discontinued operations of $4.0 million for the third quarter of 2006 due primarily to the release of a $4.1 million reserve for international business taxes upon receiving clearance by the applicable country’s taxing authority.
During the third quarter of 2006 the Company’s EDC division reported an extraordinary gain of $6.9 million as a result of acquiring the net assets of the manufacturing operations in Blackburn with estimated fair values in excess of the purchase price of $5.6 million.
Including discontinued operations and extraordinary gains the Company reported net income of $8.0 million or $0.12 per share for the third quarter of 2006 compared to $2.5 million, or $0.04 per share for the third quarter of 2005.
As of September 30, 2006, the Company had unrestricted cash and short-term investments of $64.2 million and restricted cash of $24.5 million compared to unrestricted cash and short-term investments of $66.8 million and $78.8 million and restricted cash of $24.0 million and $40.3 million at June 30, 2006 and December 31, 2005, respectively. The decrease in total cash and short-term investments during the third quarter of 2006 was due primarily to the acquisition of the Blackburn operations and the Messaging business loss.
###
About Glenayre Technologies
Comprised of two divisions, Glenayre Technologies (NASDAQ: GEMS) is a global provider of entertainment products through Entertainment Distribution Company, LLC (EDC) and messaging solutions through the Glenayre Messaging business. Entertainment Distribution Company is the largest provider of pre-recorded entertainment products, including CDs and DVDs, for Universal Music Group, the world leader in music sales. Headquartered in New York, EDC’s operations include manufacturing and distribution facilities throughout North America and in Hanover, Germany, and a manufacturing facility in Blackburn, UK. Headquartered in Atlanta, Glenayre Messaging is an international supplier of next-generation messaging solutions and enhanced services for wireless and wireline carriers and MSO/cable companies. Glenayre Messaging provides solutions for voice, fax and e-mail messaging, including voice mail, video mail, multimedia messaging (MMS), and short message service (SMS). For more information, please visit www.glenayre.com.
Safe Harbor Statement
This news release contains statements that may be forward-looking within the meaning of applicable securities laws. The statements may include projections regarding future revenues and earnings results, and are based upon the Company’s current forecasts, expectations and assumptions, which are subject to a number of risks and uncertainties that could cause the actual outcomes and results to differ materially. Some of these results and uncertainties are discussed in the Company’s most recently filed Annual Report on Form 10-K and the Company’s most recently filed Quarterly Reports on Form 10-Q. These factors include, but are not limited to potential intellectual property infringement claims; internal control deficiencies, litigation; potential acquisitions and strategic investments; environmental laws and regulations; ability to attract and retain key personnel; volatility of stock price; competition; variability of quarterly results and dependence on key customers; international business risks; sensitivity to economic trends and consumer preferences; increased costs or shortages of raw materials or energy; advances in technology and changes in customer demands; development of digital distribution alternatives including copying and distribution of music and video files; continuation and expansion of third-party agreements; proprietary technology; potential changes in government regulation; potential market changes resulting from rapid technological advances; restructuring activities; variability in production levels; and compliance with Senior Secured Credit Facility covenants. The Company assumes no obligation to update any forward-looking statements and does not intend to do so except where legally required.

GLENAYRE TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$64,150	$78,803
Restricted cash	2,295	10,602
Accounts receivable, net	51,884	28,056
Current portion of long-term receivable	2,163	6,076
Inventories, net	18,041	15,620
Prepaid expenses and other current assets	18,764	11,099

Total Current Assets	157,297	150,256

Restricted cash	22,248	29,727
Property, plant and equipment, net	66,586	62,340
Long-term receivable	6,754	6,560
Goodwill	2,382	—
Intangibles	58,874	59,642
Deferred income taxes	2,858	—
Other assets	5,172	6,883

TOTAL ASSETS	$322,171	$315,408

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$35,916	$28,990
Accrued and other liabilities	40,026	38,001
Income taxes payable	8,411	9,489
Deferred income taxes	233	215
Deferred revenue	4,038	9,003
Loans from employees	1,127	1,132
Current portion of long-term debt	20,131	14,700
Accrued liabilities, discontinued operations	108	2,174

Total Current Liabilities	109,990	103,704

Other noncurrent liabilities	3,694	2,230
Loans from employees	3,752	4,113
Long-term debt	51,938	61,868
Pension and other defined benefit obligations	34,042	29,281
Deferred income taxes	9,805	8,462
Accrued liabilities, discontinued operations	—	61

Total Liabilities	213,221	209,719

Minority interest in subsidiary company	871	886

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized: 5,000,000 shares, no shares issued and outstanding	—	—
Common stock, $.02 par value; authorized: 200,000,000 shares, outstanding: 2006 - 69,080,297 shares; 2005 - 68,063,799 shares	1,382	1,361
Contributed capital	366,940	364,376
Profits Interest	4,105	1,123
Accumulated deficit	(264,651)	(260,874)
Cumulative translation adjustment, net of tax	303	(1,183)

Total Stockholders’ Equity	108,079	104,803

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$322,171	$315,408

GLENAYRE TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,
	2006	2005
REVENUES:
Product sales	$73,412	$67,720
Service revenues	23,921	29,193

Total Revenues	97,333	96,913

COST of REVENUES :
Cost of sales	58,426	51,849
Cost of services	17,254	19,470

Total Cost of Revenues	75,680	71,319

GROSS MARGIN	21,653	25,594

OPERATING EXPENSES:
Selling, general and administrative expense	17,723	16,646
Research and development expense	3,375	3,462
Amortization of intangible assets	2,038	1,710

Total Operating Expenses	23,136	21,818

OPERATING INCOME (LOSS)	(1,483)	3,776

OTHER INCOME (EXPENSE):
Interest income	1,071	729
Interest expense	(1,567)	(1,549)
Gain on currency swap, net	318	125
Transaction gain (loss), net	213	(109)
Other income, net	(94)	23

Total Other Expense	(59)	(781)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EXTRAORDINARY ITEM	(1,542)	2,995
Provision for income taxes	1,434	404
Minority interest	—	—

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE EXTRAORDINARY ITEM	(2,976)	2,591

INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX	4,029	(48)

INCOME BEFORE EXTRAORDINARY ITEM	1,053	2,543
Extraordinary gain — net of taxes	6,920	—

NET INCOME	$7,973	$2,543

INCOME (LOSS) PER WEIGHTED AVERAGE COMMON SHARE:
Income (loss) from continuing operations	$(0.04)	$0.04
Income (loss) from discontinued operations	0.06	(0.00)
Extraordinary gain	0.10	—

Income per weighted average common share	$0.12	$0.04

INCOME (LOSS) PER COMMON SHARE — ASSUMING DILUTION:
Income (loss) from continuing operations	$(0.04)	$0.04
Income (loss) from discontinued operations	0.06	(0.00)
Extraordinary gain	0.10	0.00

Income per weighted average common share	$0.12	$0.04

GLENAYRE TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Nine Months Ended September 30,
	2006	2005
REVENUES:
Product sales	$199,801	$111,807
Service revenues	73,951	45,782

Total Revenues	273,752	157,589

COST of REVENUES :
Cost of sales	157,566	75,671
Cost of services	53,459	29,794

Total Cost of Revenues	211,025	105,465

GROSS MARGIN	62,727	52,124

OPERATING EXPENSES:
Selling, general and administrative expense	53,935	35,746
Research and development expense	12,171	10,444
Amortization of intangible assets	5,818	2,276

Total Operating Expenses	71,924	48,466

OPERATING INCOME (LOSS)	(9,197)	3,658

OTHER INCOME (EXPENSE):
Interest income	3,151	1,830
Interest expense	(4,541)	(2,061)
Gain (loss) on currency swap, net	(2,059)	387
Transaction gain, net	1,153	(1,409)
Other income, net	(88)	55

Total Other Expense	(2,384)	(1,198)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EXTRAORDINARY ITEM	(11,581)	2,460
Provision for income taxes	2,625	567
Minority interest	(114)	—

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE EXTRAORDINARY ITEM	(14,092)	1,893

INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	3,395	350

INCOME (LOSS) BEFORE EXTRAORDINARY ITEM	(10,697)	2,243
Extraordinary gain — net of taxes	6,920	—

NET INCOME (LOSS)	$(3,777)	$2,243

INCOME (LOSS) PER WEIGHTED AVERAGE COMMON SHARE:
Income (loss) from continuing operations	$(0.21)	$0.03
Income from discontinued operations	0.05	0.01
Extraordinary gain	0.10	—

Income (loss) per weighted average common share	$(0.06)	$0.03

INCOME (LOSS) PER COMMON SHARE — ASSUMING DILUTION:
Income (loss) from continuing operations	$(0.21)	$0.03
Income from discontinued operations	0.05	0.01
Extraordinary gain	0.10	0.00

Income (loss) per weighted average common share	$(0.06)	$0.03

GLENAYRE TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30
	2006	2005	2006	2005
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$6,995	$19,368	$(7,698)	$27,859

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(4,559)	(2,521)	(11,940)	(4,118)
Maturities of short-term securities	—	—	—	12,180
Asset and share purchases of EDC, net of cash acquired	(5,561)	(2,686)	(5,561)	(69,948)
Release (increase) in restricted cash related to acquisition	—	—	16,500	(16,500)

NET CASH USED IN INVESTING ACTIVITIES	(10,120)	(5,207)	(1,001)	(78,386)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds (payments) from long term borrowing, net of costs	109	—	(8,822)	45,444
Proceeds from sale of LLC interest in subsidiary	99	—	99	772
Issuance of common stock	339	145	1,483	696

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	547	145	(7,240)	46,912

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(109)	21	1,286	(750)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(2,687)	14,327	(14,653)	(4,365)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	66,837	63,999	78,803	82,691

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$64,150	$78,326	$64,150	$78,326

SUPPLEMENTAL INFORMATION
Depreciation included in cost of sales	$2,595	$2,843	$8,090	3,879
Depreciation include in selling, general and administrative expense	648	434	1,703	775
Depreciation included in research and development expense	196	330	756	973
Amortization of intangible assets	2,038	1,710	5,818	2,276

Glenayre Technologies, Inc.
Summary Schedule of Non-GAAP Financial Data
(In thousands) Unaudited
The following summary of financial data shows the reconciliation of loss from continuing operations, as determined in accordance with accounting principles generally accepted in the United States (GAAP), to income (loss) from continuing operations before one-time gains and charges and earnings before interest, taxes, and depreciation and amortization from continuing operations before one-time gains and charges.
EBITDA is income (loss) from continuing operations, excluding one-time gains and charges, before net interest income, income taxes, and depreciation and amortization and is presented because the Company believes that such information is commonly used in both the telecommunications industry and the entertainment industry as one measure of a company’s operating performance. EBITDA from continuing operations is not determined in accordance with generally accepted accounting principles, it is not indicative of cash provided by operating activities, should not be used as a measure of operating income and cash flows from operations as determined under GAAP, and should not be considered in isolation or as an alternative to, or to be more meaningful than, measures of performance determined in accordance with GAAP. EBITDA, as calculated by the Company, may not be comparable to similarly titled measures reported by other companies and could be misleading unless all companies and analysts calculated EBITDA in the same manner.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
CONSOLIDATED:
Income (loss) from continuing operations	$(2,976)	$2,591	$(14,092)	$1,893
Indirect acquisition and employment costs (1)	—	—	—	1,618
One-time exchange loss related to EDC acquisition	—	—	—	1,051

Income (loss) from continuing operations before one-time gains and charges	(2,976)	2,591	(14,092)	4,562

Income tax provision	1,434	404	2,625	567
Loss (gain) on currency translation	(213)	109	(1,153)	358
Loss (gain) on currency swap	(318)	(125)	2,059	(387)
Loss on disposal of assets	—	(1)	—	—
Interest expense (income), net	496	820	1,390	231
Depreciation and amortization	5,477	5,316	16,367	7,903
Other expense, net	94	(22)	88	(55)

EBITDA from continuing operations	$3,994	$9,092	$7,284	$13,179

EDC:
Income (loss) from continuing operations	$(265)	$1,671	$(7,712)	$(2,344)
Indirect acquistion and employment costs (1)	—	—	—	1,618
One-time exchange loss related to EDC acquisition	—	—	—	1,051

Income (loss) from continuing operations before one-time gains and charges	(265)	1,671	(7,712)	325

Income tax provision	1,393	313	2,248	313.00
Loss (gain) on currency translation	(227)	93	(1,252)	342
Loss (gain) on currency swap	(318)	(125)	2,059	(387)
Loss on disposal of assets	—	—	—	—
Interest expense (income), net	1,062	1,303	3,312	1,756
Depreciation and amortization	5,051	4,781	14,927	6,389
Other expense, net	100	(39)	92	(35)

EBITDA from continuing operations	$6,796	$7,997	$13,674	$8,703

MESSAGING:
Income (loss) from continuing operations	$(2,711)	$920	$(6,380)	$4,237
Indirect acquistion and employment costs	—	—	—	—
One-time exchange loss related to EDC acquisition	—	—	—	—

Income (loss) from continuing operations before one-time gains and charges	(2,711)	920	(6,380)	4,237

Income tax provision	41	91	377	254
Loss (gain) on currency translation	14	16	99	16
Loss (gain) on currency swap	—	—	—	—
Loss on disposal of assets	—	(1)	—	—
Interest expense (income), net	(566)	(483)	(1,922)	(1,525)
Depreciation and amortization	426	535	1,440	1,514
Other expense, net	(6)	17	(4)	(20)

EBITDA from continuing operations	$(2,802)	$1,095	$(6,390)	$4,476

(1)	In connection with the acquisition of the CD/DVD manufacturing and distribution operations of Universal Music Group, the company incurred certain indirect acquisition costs and one-time employment related costs.